PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:        11:00 a.m. April 29, 2021

United Bancorp, Inc. Reports Record First Quarter Earnings!

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.33 and net income of $1,908,000 for the three months ended March 31, 2021, as compared to its previous first quarter record level for diluted earnings per share of $0.28, which was achieved in the first quarters of both 2019 and 2020.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “Even though our economy has not fully recovered from the impact of the events that have occurred over the course of the past twelve months, we are extremely pleased to report on our record earnings performance for the first three months of 2021. For the quarter ending March 31, 2021, our Company achieved net income of $1,908,000 and diluted earnings per share of $0.33, which was an increase of $329,000, or 21%, and $0.05, or 18%, respectively over the previous year. We are truly proud of these earnings levels, which reflect record performance for our Company for the first quarter. Our Company achieved this level of earnings performance even though we only saw marginal growth in our loan portfolio and a fairly substantial decline in our securities portfolio balances. As of March 31, 2021, gross loans were $450.0 million, which was an increase of $1.7 million, or 0.38%, over the previous year. In addition, securities and other restricted stock was $150.4 million, which was a decrease of $51.4 million, or 25.5%, from the previous year. Each of these levels are reflective of the conservative posturing that our Company has taken since the inception of the COVID-19 pandemic. In particular, the decline in our securities and other restricted stock is related to the sale of approximately $32.0 million in agency and municipal investment securities, which produced significant gains for our Company last year in the second and third quarters. We firmly believe that this was a prudent action to take last year to help fortify our loan loss reserve and protect our bottom line net income. But, this action—- along with weaker loan production in this current economic environment—- has led to a reduction in the level of both interest income and loan fees generated in the current year. As of March 31, 2021, total interest income, including loan fees, was down $1.23 million, or 16.8%, from the previous year. We are optimistic that as our economy starts to recover more fully, as we are starting to see in recent months, that we will have better opportunities to leverage our securities portfolio more in-line with our previous level and ramp-up our loan production to levels at which we are more historically accustomed; therefore, increasing our level of higher yielding earning assets and generating more interest and loan fee income.”

Greenwood continued, “As we have previously disclosed, our Company was properly positioned from a liability-sensitivity perspective to benefit from the rapid decline in interest rates last year. Even though we saw a significant inflow of retail funding over the course of the past twelve months, as most financial institutions have, we were able to lower our interest expense levels to help mitigate the decline in the level of net interest income that our Company achieved in this highly volatile environment. As of March 31, 2021, total deposits increased $52.5 million or 9.5%. We saw low cost retail funding, consisting of demand and savings balances, increase by $77.1 million, or 16.9%, while our higher-cost time deposit balances declined by $24.6 million or 24.9%. Even with the overall increase in our total deposits, we were able to reduce total interest expense by $910,000, or 54.0%, year-over-year. Although we were able to substantially reduce total interest expense, our Company still experienced an overall decrease in the level of net interest income that it achieved of $321,000, a decline of 5.7% from the previous year.”

Lastly, Greenwood stated, “We have successfully maintained overall strength and stability within our loan portfolio over the course of the COVID-19 pandemic and this trend continues for our Company. We continue to have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans and loans past due 30 plus days, which were $3.18 million, or 0.71% of total loans as of March 31, 2021, compared to $2.62 million, or 0.58%, the previous year. This slight increase is attributed to one hospitality-related loan that went on non-accrual status during the first quarter of this year with a balance of approximately $2.5 million for which we allocated a portion to specific reserves. Barring this one-off situation, our overall levels in this area have declined over the course of the past twelve months. Further, net loans charged off, excluding overdrafts, was $91,000, or 0.09% annualized. Giving strong consideration to our overall solid credit related metrics and the improving economy, our Company had credit reserve releases of $205,000 during the first quarter of 2021. Even with this aforementioned release, our total allowance for loan losses total loans was 1.07% as of quarter end, versus 0.60% the previous year.” Greenwood concluded, “Our Company continues to be very well capitalized with equity to assets as of the most recent quarter end of 9.1% and total shareholders’ equity of $66.7 million, an increase of $3.8 million, or 6.0%, over the previous year.”

Scott A. Everson, President and CEO stated, “As our Company continues to navigate through this uncertain operating environment that continues into 2021, I am extremely proud of the record level of first quarter earnings that we achieved. Even though we achieved record earnings performance, our Company is starting to feel the negative impact of the lingering slow-down of our economy. Although we are beginning to see the proverbial light at the end of the tunnel regarding improvement within our economy, we are currently experiencing a slow-down in the growth of our earning assets—- primarily our “high return” assets such as loans and municipal securities—- and, an extreme build-up of our cash balances at the Federal Reserve Bank (FRB) due to the mass inflow of retail-based funding related to the various governmental efforts to stimulate our stagnant economy over the course of this past year. With this reality, this past quarter we experienced a decline in the year-over-year growth in our net interest income and compression of our net interest margin for the first time in several years.” Everson continued, “We are relieved to see the accelerating recovery of our economy in recent months. Although things continue to remain uncertain and we are not at the end of the tunnel yet, we are highly optimistic that our economy will trend more toward pre-COVID-19 pandemic levels within the next twelve to twenty-four months as the impacts of both the vaccine and government stimulus take root. With this normalization of our economy, we anticipate that we will see an increased demand for our consumer and commercial loan products and a better opportunity to, once again, more fully leverage our investment portfolio. Each of these should have a positive impact on the level of total interest income and fees that our Company generates. In addition, we anticipate either more effectively deploying or seeing runoff in the balances that we currently have parked at the FRB earning a mere ten (10) basis points. Each of these should have a positive impact on the level of net interest income that our Company realizes and our overall net interest margin.”

Everson continued, “As we progress into the current year, we remain highly focused on protecting the investment of our shareholders and rewarding them at a high level by growing their value and paying an attractive dividend. Accordingly, we will always focus on being an efficient, productive and profitable company that is well capitalized. In these areas, our shareholders have been nicely rewarded with a year-over-year increase in the cash dividends paid of $0.10, or 70.2% (inclusive of a special cash dividend of $0.10 paid in the first quarter of this year), and a market value increase of $3.30, or 30.0%, to a level of $14.32 as of March 31, 2021.” Everson concluded, “These past twelve months have been very challenging ones for our Company. But, I firmly believe that these challenges have made us a more fundamentally sound company with a focus on the potential of the future. Focusing internally, we have improved many of our processes over the course of the past year, which has led to various efficiency gains and optimization of our delivery. We have eliminated unnecessary expenses while spending money on our technological infrastructure, so that we can more effectively compete within our industry delivering our services in a manner that is demanded by the markets that we proudly serve. As we progress into this current year, we will continue keenly focusing on these two areas in order to remain relevant. Although the COVID-19 pandemic and related economic slowdown took us off our course of growth, we still have our sights set on becoming a $1.0 billion community banking organization in order to be at a scale to achieve what we seek. We can only realize this vision by having robust organic growth and capitalizing on acquisition related opportunities for which our Company is strongly positioned at present. With the current economic rebound that we are experiencing, we firmly believe that we will see growth relating to each of these aforementioned areas in the near term.”

As of March 31, 2021, United Bancorp, Inc. has total assets of $733.3 million and total shareholders’ equity of $66.7 million. Through its single bank charter, Unified Bank, the Company currently has twenty banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. The Company also operates a Loan Production Office in Wheeling, WV (Ohio County). United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

	United Bancorp, Inc. (“UBCP”)
	At or for the Quarter Ended
	March 31,	March 31,	%	$
	2021	2020	Change	Change
Earnings
Interest income on loans	$4,625,351	$5,330,034	-13.22%	$(704,683)
Loan fees	288,332	512,135	-43.70%	$(223,803)
Interest income on securities	1,174,968	1,476,745	-20.44%	$(301,777)

Total interest income	6,088,651	7,318,914	-16.81%	$(1,230,263)
Total interest expense	775,925	1,685,435	-53.96%	$(909,510)

Net interest income	5,312,726	5,633,479	-5.69%	$(320,753)
Provision (credit) for loan losses	(205,000)	563,000	-136.41%	$(768,000)
Net interest income after provision for loan losses	5,517,726	5,070,479	8.82%	$447,247
Service charge on deposit account	592,096	659,147	-10.17%	$(67,051)
Net realized gains on sale of loans	75,110	6,032	1145.19%	$69,078
Other noninterest income	259,754	379,730	-31.60%	$(119,976)
Total noninterest income	926,960	1,044,909	-11.29%	$(117,949)
Total noninterest expense	4,449,571	4,410,582	0.88%	$38,989
Income tax expense	87,038	125,642	-30.73%	$(38,604)

Net income	$1,908,077	$1,579,164	20.83%	$328,913
Key performance data
Earnings per common share - Basic	$0.33	$0.28	17.86%	$0.050
Earnings per common share - Diluted	0.33	0.28	17.86%	$0.050
Cash dividends paid	0.2425	0.1425	70.18%	$0.10000
Stock data
Dividend payout ratio (without special dividend)	43.18%	50.89%	-7.71%
Price earnings ratio	10.85x	10.58x	2.58%
Market price to book value	128%	103%	24.95%
Annualized yield based on quarter end close (without special dividend)	3.98%	5.17%	-23.02%
Market value - last close (end of period)	14.32	11.02	29.95%
Book value (end of period)	11.18	10.75	4.00%
Shares Outstanding
Average - Basic	5,472,033	5,463,739	————
Average - Diluted	5,472,033	5,463,739	————
Common stock, shares issued	6,046,351	5,959,351	————
Shares held as treasury stock	79,593	79,593	————
Return on average assets (ROA)	1.11%	0.91%	0.20%
Return on average equity (ROE)	11.44%	10.03%	1.42%
At quarter end
Total assets	$733,255,943	$715,821,865	2.44%	$17,434,078
Total assets (average)	688,518,000	693,400,000	-0.70%	$(4,882,000)
Cash and due from Federal Reserve Bank	97,051,418	28,042,242	246.09%	$69,009,176
Average cash and due from Federal Reserve Bank	62,215,000	10,850,000	473.41%	$51,365,000
Securities and other restricted stock	150,409,506	201,853,626	-25.49%	$(51,444,120)
Average securities and other restricted stock	153,073,000	193,449,000	-20.87%	$(40,376,000)
Other real estate and repossessions	467,550	818,450	-42.87%	$(350,900)
Gross loans	450,034,528	448,336,574	0.38%	$1,697,954
Allowance for loan losses	(4,807,342)	(2,708,559)	77.49%	$(2,098,783)
Net loans	445,227,186	445,628,015	-0.09%	$(400,829)
Average loans	447,842,000	444,116,000	0.84%	$3,726,000
Net loans charged-off	91,497	63,290	44.57%	$28,207
Net overdrafts charged-off	8,957	22,268	-59.78%	$(13,311)
Total net charge offs	100,454	85,558	17.41%	$14,896
Nonaccrual loans	2,982,224	1,850,476	61.16%	$1,131,748
Loans past due 30+ days (excludes non accrual loans)	197,434	765,019	-74.19%	$(567,585)
Total Deposits
Noninterest bearing demand	140,924,541	104,010,945	35.49%	$36,913,596
Interest bearing demand	261,037,713	241,437,588	8.12%	$19,600,125
Savings	131,677,235	111,065,936	18.56%	$20,611,299
Time < $250,000	67,491,965	86,723,750	-22.18%	$(19,231,785)
Time > $250,000	6,890,150	12,279,625	-43.89%	$(5,389,475)
Total Deposits	608,021,604	555,517,844	9.45%	$52,503,760
Average total deposits	584,416,000	547,025,000	6.84%	$37,391,000
Advances from the Federal Home Loan Bank	—	51,000,000	N/A	$(51,000,000)
Overnight advances	—	11,000,000	N/A	$(11,000,000)
Term advances	—	40,000,000	N/A	$(40,000,000)
Repurchase Agreements	27,179,610	14,587,355	86.32%	$12,592,255
Shareholders’ equity	66,722,298	62,948,669	5.99%	$3,773,629
Shareholders’ equity (average)	66,723,000	62,988,000	5.93%	$3,735,000
Key performance ratios
Net interest margin (Federal tax equivalent)	3.49%	3.76%	-0.27%
Interest expense to average assets	0.45%	0.97%	-0.52%
Total allowance for loan losses
to nonperforming loans	161.20%	146.37%	14.83%
Total allowance for loan losses
to total loans	1.07%	0.60%	0.47%
Total past due and nonaccrual loans to gross loans	0.71%	0.58%	0.13%
Nonperforming assets to total assets	0.47%	0.37%	0.10%
Net charge-offs to average loans	0.09%	0.08%	0.01%
Equity to assets at period end	9.10%	8.79%	0.31%